SKY HARVEST APPOINTS DIRECTOR, ANNOUNCES SETTLEMENT OF LEGAL ACTIONS

July 27, 2015	Symbol: SKYH: OTC Markets

VANCOUVER, BRITISH COLUMBIA - Sky Harvest Energy Corp. (“Sky Harvest” or “the Company”) is pleased to announce that it has appointed Patrick Mokros as a director. Mr. Mokros has served as President of Empire Stock Transfer Inc. since April of 2006.  Under his direction, Empire has served as transfer agent and registrar to over 530 publicly traded companies. Previously, Mr. Mokros served in various capacities to the brokerage firm of McLaughlin Piven Vogel Securities Inc., including as options principal. He holds a Bachelor of Science in Finance from Fordham University’s College of Business Administration.

Litigation Settlement

Sky Harvest further announces that it has entered into a settlement agreement with Barry Ireland and Kelso Energy Inc. (the “Vendors”) relating to the Company’s acquisition of the Vendors’ vertical axis wind turbine manufacturing and sales business. As a result of the settlement, the parties have agreed to discontinue all legal action relating to the acquisition. In addition, the Vendors have returned 650,000 shares of common stock in the capital of the Company to treasury. Sky Harvest has agreed to pay $75,000 to the Vendors over a ten month period and transfer all intellectual property rights to the vertical axis wind turbine technology to them. However, the Company retains the right to manufacture and sell turbines and will receive 50% of the gross profit from the sale of all products that are purchased by three clients that Sky Harvest designates as preferred purchasers. In addition, Sky Harvest is entitled to a commission equal to 5% of the purchase price of all products that Sky Harvest sells as a dealer/distributor and a commission equal to 2% of the purchase price of all products that clients purchase as a result of Sky Harvest introducing them to the Vendors.

Joint Venture Development of Saskatchewan Project

The purchaser of Sky Harvest’s Saskatchewan project continues to proceed with its development and intends to participate in any governmental call for power. The project is located in southwestern region of the province and is comprised of approximately 15,000 acres of land, accumulated wind data, and environmental assessment studies. The agreement with Sky Harvest provides that the Company will receive payment in three instalments: a fixed payment payable upon execution of a power purchase agreement (“PPA”), a first success fee based upon the number of megawatts contracted under the PPA and payable upon financial close, and a second success fee also based on contracted megawatts and payable upon the commencement of commercial operations. Given the project’s potential to host up to a 150 megawatt wind power generation facility, the Company could realize over $8 million from the project. The agreement also provides that if the purchaser is unable to execute a PPA respecting the project by December 19, 2019, it will return the assets to Sky Harvest for nominal consideration.

SKY HARVEST ENERGY CORP.

William Iny, President & CEO

(604) 626-4550

Sky Harvest Energy Corp. is a United States and British Columbia reporting issuer involved in the sale of vertical axis wind turbines and in the development of wind power projects located in southwest Saskatchewan, Canada.